Exhibit 10.18

EMPLOYMENT AGREEMENT

WITH BRIAN D. LANGSTRAAT

September 10, 2003

The parties to this Employment Agreement (this "Agreement") are Parametric Portfolio Associates LLC, a Delaware limited liability company (the "Company"), and Brian D. Langstraat (the "Employee"). The Company desires to ensure itself of the services of the Employee and the Employee desires to accept such employment on the terms and conditions set forth in this Agreement.

Accordingly, the parties, intending to be legally bound, agree as follows:

1.         Employment and Term. The Company offers to employ the Employee as Chief Executive Officer of the Company, and the Employee accepts that employment with the Company, for the Term set forth below. The term of the Employee's employment under this Agreement (the "Term") shall commence as of the date of this Agreement and end on the fifth anniversary of that date, subject to extension of the Term as set forth in the immediately following sentence or earlier expiration of the Term as provided in Section 7. Unless either the Company or the Employee provides notice to the other of non-renewal not later than 30 days prior to the scheduled expiration of the Term as then in effect, the Term shall be extended for an additional period of one year, and the preceding clause of this sentence shall again apply with respect to each subsequent extension of the Term. Employee may, at the Company's request but without increase in the duties provided for below or in consideration, enter into concurrent employment with a designated subsidiary of Eaton Vance Corp.

2.         Duties.  The Employee shall perform such duties consistent with the Employee's position as may be reasonably assigned from time to time by the Company. The Employee shall perform his or her duties at the Company's offices in Seattle, Washington, reasonable periods of travel for business purposes excepted. The Employee shall devote his or her best efforts to promote the Company's interests, and he or she shall perform his or her duties and responsibilities faithfully, diligently and to the best of his or her ability, consistent with sound business practices. The Employee shall devote his or her full working time to the business and affairs of the Company. Nothing in this Agreement shall preclude the Employee from devoting reasonable periods required for engaging in charitable and community activities and managing his or her personal investments; provided, that such activities do not, in the good faith determination of the Company, interfere in any material respect with the regular performance of his or her duties and responsibilities under this Agreement.

3.         Base Salary. During the Term, the Company shall pay the Employee a base salary (the "Base Salary") at an annual rate not less than $357,434.38. The Employee shall not be entitled to any additional salary or compensation in the event the Employee is assigned any additional titles, offices, duties or responsibilities with the Company or any affiliate of the Company. The Base Salary shall be payable in accordance with the Company's regular payroll practices (but no less frequently than monthly).

4.         Incentive Compensation. During the Term, the Employee shall be entitled to receive incentive compensation (a "Bonus") in such amounts and times as the Company may determine in its discretion to award to the Employee under any incentive compensation or other bonus plan or plans for employees of the Company as may be established by the Company, or by EVA or any affiliate of EVA, from time to time.

5.         Employee Benefits and Expense Reimbursement. During the Term, the Employee shall be entitled to participate in and receive benefits as a senior executive under and subject to the terms and conditions of all of the employee benefit plans, programs and arrangements of the Company, as they may be duly amended, approved or adopted by the Company from time to time, including any retirement plan, profit sharing plan, savings plan, life insurance plan, health insurance plan, accident or disability insurance plan and any vacation policy. During the Term, the Employee shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by the Employee in performing services under this Agreement, provided that such expenses are properly accounted for and are in accordance with the policies and practices for employees in effect from time to time as established by the Company.

6.         Applicability of Restrictive Covenants to Employment. As of the date of this Agreement, the Company and the Employee have entered into that certain Restrictive Covenant Agreement (the "Restrictive Covenant Agreement"), pursuant to which the Employee has made certain representations and covenants protecting the Company's interests in its inventions, confidential information, goodwill and other business assets. The Employee acknowledges and understands that part of the consideration for the Company entering into and becoming bound by this Employment Agreement are the Employee's covenants set forth in the Restrictive Covenant Agreement, which are incorporated herein by reference.

7.         Termination of Employment.

(a)        Death or Disability. The employment of the Employee under this Agreement shall terminate upon the death or disability of the Employee. The Employee shall be deemed to be disabled if the Employee is, by reason of a physical, mental or emotional disease, impairment or condition, continuously absent from work for a period of six (6) consecutive months; provided, however, that the Employee shall not be deemed disabled if, within thirty (30) days after the Company gives notice to the Employee that it intends to replace the Employee due to disability, the Employee shall have returned to the performance of the Employee's duties on essentially a full-time basis. Any determination as to whether the Employee is disabled shall be made by the Company in good faith; provided, however, that if the Employee disputes the disability determination, the dispute shall be resolved by a licensed physician selected by the Company and approved by the Employee, or, if the Company and the Employee do not agree on a licensed physician, then the dispute shall be resolved by a panel of three licensed physicians, one chosen by the Company, one chosen by the Employee and one chosen by the other two licensed physicians. At any time and from time to time, upon reasonable request therefor by the Company, the Employee shall submit to reasonable medical examination for the purpose of determining the existence, nature and extent of any such disability.

(b)        Termination by the Company. The Company may terminate the Employee's employment under this Agreement with or without Cause (as defined below) at any time during the Term by giving written notice to the Employee of such termination. Upon any termination of the Employee's employment under this Section 7(b), the Company's sole compensation obligation, if any, shall be as provided under Section 8(a) (if the termination is with Cause) or Section 8(b) (if the termination is without Cause). For purposes of this Agreement, the Company shall have "Cause" to terminate the Employee's employment under this Agreement if (i) the Employee fails substantially to perform and to discharge his or her duties and responsibilities for any reason other than the Employee's disability, unless, within thirty (30) days after the Employee receives a written notice from the Company describing the failure, the Employee cures or commences a good faith effort to cure the failure (as determined in good faith by the Company), (ii) the Employee engages in an action or course of conduct that (A) relates to the Company or its subsidiaries and constitutes fraud, embezzlement or theft or (B) constitutes a felony and, in the reasonable determination of the Company, is injurious to the Company or (C) is grossly negligent, (iii) any sanction, suspension or censure of the Employee by any federal, state or local governmental, regulatory or administrative body having jurisdiction over the Company or its business, unless in the sole judgment of the Company such sanction, suspension or censure does not materially adversely affect the Employee's performance of his duties nor the business or reputation of the Company or any of its Affiliates and the Employee cures or takes prompt action to cure the failure (as determined in good faith by the Company) (iv) the failure of the Employee to maintain any licenses or registrations required for Employee to perform the functions of Employee's position, unless in the sole judgment of the Company such failure does not materially adversely affect the Employee's performance of his duties nor the business or reputation of the Company or any of its Affiliates and the Employee cures or takes prompt action to cure the failure (as determined in good faith by the Company) or (v) the Employee deliberately and intentionally violates any terms of the covenants described in Section 6.

(C)       Termination by the Employee. The Employee may terminate his or her employment under this Agreement with or without "Good Reason" (as defined below) at any time during the Term by giving at least thirty (30) days prior written notice to the Company. Upon any termination of the Employee's employment under this Section 7(c), the Company's sole compensation obligation, if any, shall be as provided under Section 8(a) (if the termination is without Good Reason) or Section 8(b) (if the termination is with Good Reason). For purposes of this Agreement, the Employee shall have "Good Reason" to terminate the Employee's employment under this Agreement if, without the Employee's written consent, (i) the Employee's Base Salary is reduced, (ii) the Employee's primary place of employment is relocated outside of the greater Seattle, Washington metropolitan area, or (iii) a material reduction in the Employee's responsibilities or status, other than an act that is remedied by the Company promptly after receipt of notice given by the Employee.

8.         Compensation Upon Termination.

(a)        By the Company for Cause or by the Employee without Good Reason.  If the Employee's employment under this Agreement is terminated prior to the scheduled  expiration of the Term by the Company for Cause or by the Employee without Good Reason, then the Employee shall be entitled to receive the following benefits ( collectively, the "PreTermination Benefits"): (i) the amount of his or her Accrued Obligations (as defined below), such amount to be paid in a single lump sum cash payment within 30 days of the date of termination, and (ii) any payments which the Employee, his or her spouse, beneficiaries or estate may be entitled to receive pursuant to any employee benefits plan or program of the Company. As used in this Agreement, "Accrued Obligations" means, as of the date of termination, (A) any accrued but unpaid Base Salary and Bonus, and (B) any accrued and unpaid expense reimbursements; provided, however, that any accrued Bonus shall be forfeited in the event of a termination for Cause.

(b)        By the Company other than for Cause or by the Employee for Good Reason.

(i)         Payments.  If, prior to scheduled expiration of the Term, the Company terminates the Employee's employment without Cause or if the Employee terminates his employment with Good Reason, the Employee shall be entitled to receive the Pre-        Termination Benefits and, subject to Section 8(b )(ii), the following amounts each month, commencing with the first month following the date of termination, for a total number of months equal to the lesser of (A) eighteen months and (B) the number of full months remaining in the Term as of the date of termination but in no case less than six (6) months, a cash amount equal to one-twelfth (1/12) of the sum of (a) the Employee's Base Salary at the highest rate in effect at    any time during the twelve (12)-month period prior to the date of termination and (b) an amount equal to one-half of the aggregate Bonus paid to the Employee during the eight (8) calendar quarters completed prior to the date of termination (such cash amount, the "Post-Termination Benefits").

(ii)        Conditions to Receipt of Post-Termination Benefits under Section    8(b). As a condition to receiving any Post-Termination Benefits (but not Pre-Termination Benefits) to which the Employee would otherwise be entitled under Section 8(b), the Employee shall execute a release (the "Release"), in a form and substance reasonably satisfactory to the Company, of any claims, whether arising under Federal, state or local statute, common law or otherwise, against the Company and its direct or indirect subsidiaries, and their respective officers, directors and stockholders which arise or may have arisen on or before the date of the Release, other than any claims under this Agreement or any rights to indemnification from the Company and its direct or indirect subsidiaries pursuant to any provisions of the Company's (or any of its subsidiaries') certificate of incorporation or by-laws or any directors and officers liability insurance policies maintained by the Company. If the Employee fails or otherwise refuses to execute a Release within a reasonable time after the Company's request to do so, the Employee will not be entitled to any Post-Termination Benefits. In addition, if, following a termination of employment that gives the Employee a right to the payment of Post-Termination Benefits, the Employee violates any terms of the covenants described in Section 6, the Employee shall have no further right or claim to any Post-Termination Benefits and shall promptly repay any Post-Termination Benefits previously received (such repayment to be in addition to any other rights or remedies available to the Company in respect of such violation).

(iii)       Exclusive Benefits. The Post-Termination Benefits payable under this Section 8(b) shall be in lieu of any other severance or similar benefits that would otherwise be payable under any other agreement, plan, program or policy of the Company. In addition, the

Company and the Employee agree that, in the event of a termination of the Employee's employment under any provision of Section 7, the Employee shall be entitled solely to the payments and other benefits provided under the applicable provisions of this Section 8 with respect to such termination, and the Company, upon satisfaction of such payments and other benefits, thereafter shall have no further obligation to the Employee under this Agreement or with respect to the Employee's employment with the Company, other than for payment of any amounts accrued and vested under any employee benefit plans or programs of the Company.

(c)        As a Result of Death or Disability. If the Employee's employment under this Agreement is terminated prior to the scheduled expiration of the Term by reason of his or her death or disability, then the Employee (or in the case of his or her death, his or her personal representative) shall be entitled to receive the Pre-Termination Benefits. In the event that the Employee is terminated due to disability, the Company shall continue paying the Employee's Base Salary (as in effect on the date of termination) until the Employee becomes eligible to receive disability income or other payments under any applicable disability insurance policy (whether such policy is sponsored, maintained or otherwise paid for, in whole or in part, by the Company, the Employee or any other party); provided, however, this provision is intended solely  to provide the Employee with a short-term stream of income for any waiting period under an applicable policy (including any short-term disability insurance policy) and, to the extent any such payment by the Company would operate to prevent the Employee from becoming eligible to receive any payments under such policy, this provision shall be void and of no further effect. In the event of such termination by Disability, the Company will determine in its discretion the appropriate amount of Bonus, if any, to be paid, based upon a consideration of such facts and circumstances as it shall deem appropriate.

9.         Miscellaneous.

(a)        Assignment; Binding Effect. This Agreement may not be assigned by either party, whether by operation of law or otherwise, without the prior written consent of the other party, except that any right, title or interest of the Company arising out of this Agreement may be assigned to any corporation or entity controlling, controlled by, or under common control with the Company, or succeeding to the business and substantially all of the assets of the Company or any affiliates for which the Employee performs substantial services; provided, however, that no such assignment shall relieve the Company of its obligations hereunder without the express written consent of the Employee. This Agreement shall be binding upon and inure to the benefit of the heirs and representatives of the Employee and the successors and assigns of the Company.

(b)        Notices.  Any notice or other communication under this Agreement shall be in writing and shall be considered given when mailed by registered, return receipt requested mail, to the parties at the following addresses (or at such other address as a party may specify by notice to the others):

(i)         to the Company, to:

Parametric Portfolio Associates LLC

1151 Fairview Avenue N

Seattle, WA 98109

Attention: Chief Legal Officer

(ii)        to the Employee, to:

Brian D. Langstraat

115 Maiden Lane East

Seattle, WA 98112

Addresses may be changed by written notice sent to the other party at the last recorded address of that party.

(c)        Execution in Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which together shall constitute but a single instrument.

(d)        Governing Law, etc.

(i)         This Agreement shall be governed in all respects, including as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to the conflict of laws rules thereof ( other than Section 5-1401 and 5-1402 of the General Obligations Law of the State of New York).

(ii)        The parties hereby agree that, in the event of any dispute (other than a dispute in respect of which provisions for resolution are otherwise set forth in this Agreement), they will meet and attempt to resolve such dispute within 10 days after a party gives a notice of dispute to one other party or parties. If for any reason they do not agree on a resolution, then each party will consider whether alternative dispute resolution (including, without limitation, arbitration) would be appropriate for the resolution of such dispute. Alternative dispute resolution shall be adopted only if all parties agree in writing, such decision  to be made by each party in its sole discretion. This Section 9(d)(ii) shall not affect or be deemed to require any delay in the ability of any party to seek injunctive relief in respect of any dispute arising under this Agreement.

(iii)       The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Washington and the Federal courts of the United States of America located in the City of Seattle, State of Washington, solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby. Each of the parties irrevocably agrees that all claims in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, or with respect to any such action or proceeding, shall be heard and determined in such a Washington or Federal court, and that such jurisdiction of such courts with respect thereto shall be exclusive, except solely to the extent that all such courts lawfully decline to exercise such jurisdiction. Each of the parties hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that it is not subject to such jurisdiction. Each of the parties hereby waive, and agree not to assert, to the maximum extent permitted by law, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document or in respect of any such transaction, that such action, suit or proceeding may not be brought or is not maintainable in such courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of any such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9(b) or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

(e)        Severability.  If any provision, including any phrase, sentence, clause, section or subsection, of this Agreement, or the application of any provision to any person or circumstance, is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering such provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision herein contained invalid, inoperative or unenforceable to any extent whatsoever.

(f)        Complete Agreement; Modification and Termination. This Agreement embodies the entire understanding of the parties hereof, and supersedes all other oral or written agreements or understandings between them regarding the subject matter hereof. No change, alteration or modification hereof may be made except in a writing signed by each of the parties hereto.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

[SIGNATURE PAGE TO FOLLOW]

Click here to enter text.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the day and year first above written.

PARAMETRIC PORTFOLIO ASSOCIATES LLC
By:	/s/ David M. Stein
(Signature)
Name:	David M. Stein
Title:	Manager Director

BRIAN D. LANGSTRAAT
/s/ Brain D. Langstraat